                                                                   EXHIBIT 12.01

                          MOUNTAIN FUEL SUPPLY COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                        12 MONTHS
                                                                                                          ENDED
                                                              YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                ---------------------------------------------------     ---------
                                                 1992       1993       1994       1995       1996         1997
                                                -------    -------    -------    -------    -------     ---------
                                                                     (DOLLARS IN THOUSANDS)
Earnings
  Income before income taxes.................   $30,846    $32,778    $31,255    $31,374    $42,434      $48,603
  Plus debt expense..........................    15,254     15,423     15,886     16,580     16,637       16,707
  Plus allowance for borrowed funds used
     during construction.....................       246        228        321        390        277          265
  Plus interest portion of rental
     expense.................................        83        126        204        430        187          170
                                                -------    -------    -------    -------    -------     ---------
                                                $46,429    $48,555    $47,666    $48,774    $59,535      $65,745
                                                -------    -------    -------    -------    -------     ---------
                                                -------    -------    -------    -------    -------     ---------
Fixed Charges
  Debt expense...............................   $15,254    $15,423    $15,886    $16,580    $16,637      $16,707
  Plus allowance for borrowed funds used
     during construction.....................       246        228        321        390        277          265
  Plus interest portion of rental
     expense.................................        83        126        204        430        187          170
                                                -------    -------    -------    -------    -------     ---------
                                                $15,583    $15,777    $16,411    $17,400    $17,101      $17,142
                                                -------    -------    -------    -------    -------     ---------
                                                -------    -------    -------    -------    -------     ---------
Ratio of Earnings to Fixed Charges(1)........      2.98       3.08       2.90       2.80       3.48         3.84

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(1) For the purposes of this presentation, earnings represent income before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs and losses from repurchasing debt, and the interest portion of rental costs.